CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF ALIGNMENT HEALTHCARE, INC.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
Alignment Healthcare, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.    The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 17, 2021. The Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware was executed as of March 25, 2021 (the “Certificate”). Pursuant to Section 242 of the DGCL, this Certificate of Amendment (this “Amendment”) amends certain provisions of the Certificate.
2.    This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL and Article Ten, Section 2 of the Certificate.
    3.     Article Six, Section 1(a) of the Certificate is hereby amended to read in its entirety as set forth below:
(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer, as applicable.
4.     All other provisions of the Certificate shall remain in full force and effect.
IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 11th day of June, 2024.
ALIGNMENT HEALTHCARE, INC.

By: /s/ John Kao
Name: John Kao
Title: Chief Executive Officer